Exhibit 10.14

VALERO MARKETING AND SUPPLY COMPANY
GENERAL PROVISIONS FOR THE
DOMESTIC PURCHASE, SALE, OR EXCHANGE OF CRUDE OIL

Effective June 2004

A.     Measurement and Tests: All measurements hereunder shall be made from static tank gauges on 100 percent tank table basis or by positive displacement meters. All measurements and tests shall be made in accordance with the latest ASTM or ASME-API (Petroleum PD Meter Code) published methods then in effect, whichever apply. Volume and gravity shall be adjusted to 60 degrees Fahrenheit by the use of Table 6A and 5A of the Petroleum Measurement Tables ASTM Designation D1250 in their latest revision. The bulk crude oil delivered by means of either common carrier pipeline or non-company, third-party owned transportation facilities hereunder shall be marketable and acceptable in the applicable common or segregated stream of the carriers involved, but not to exceed one percent (1.0%) ("S&W"). Lease crude in the field, in Buyer's owned transportation facilities, or in Buyer's designated carriers/representative's transportation facilities shall not exceed two percent (2.0%) S&W. Full deduction for all free water and S& W content shall be made according to the API/ ASTM Standard Method then in effect. Either party shall have the right to have a representative witness all gauges, tests, and measurements. In the absence of the other party's representative at such time, such gauges, tests, and measurements shall be deemed to be correct, absent proof of fraud or manifest error.

B.     Warranty: The Seller warrants that it possesses good title to all crude oil delivered hereunder and warrants that such crude oil shall be free from all royalties, liens, encumbrances and all applicable foreign, federal, state and local taxes. Seller further warrants that the crude oil delivered shall not be contaminated by chemicals foreign to virgin crude oil including, without limitation, chlorinated and/.or oxygenated hydrocarbons and lead. Buyer shall have the right, without prejudice to any other remedy available to Buyer, to reject and return to Seller any quantities of crude oil which are found to be so contaminated, even after delivery to Buyer. All warranties provided by Seller under these General Provisions shall only be effective at the time the crude oil passes the point of delivery described in paragraph "K" below. ALL OTHER WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, ARE DISCLAIMED BY SELLER.

C.     Rules and Regulations: The terms, provisions, and activities undertaken pursuant to this Agreement shall be subject to all applicable laws, rules, orders, and regulations of all governmental authorities having proper jurisdiction over the purchase, sale, or exchange of crude under this Agreement. If at any time a provision hereof violates any such applicable laws, rules, orders, or regulations, such provision shall be voided and the remainder of this Agreement shall continue in full force and effect unless terminated by either party upon giving written notice to the other party hereto. If applicable, the parties hereto agree to comply with all provisions (as amended) of the Equal Opportunity Clause prescribed in 41 C.F.R. 60-1.4; the Executive Order I I246 and the Equal Opportunity Clause contained therein; the Affirmative Action Clause for disabled veterans and veterans of the Vietnam Era prescribed in 41 C.F.R. 60 250.4; the Affirmative Action Clause for Handicapped workers prescribed in 41 C.F.R. 60-741.4; 48 C.F.R. Chapter I Subpart 19.7 regarding Small Business and Small Disadvantaged Business Concerns; 48 C.F.R. Chapter I Subpart 20.3 regarding Utilization of Labor Surplus Area Concerns; Executive Order 12138 and regulations thereunder regarding subcontracts to women-owned business concerns; Affirmative Action Compliance Program (41 C.F.R. 60-1.40); annually file SF-100 Employer Information Report (41 C.F.R. 60-1.7); 41 C.F.,R. 60-1.8 prohibiting segregated facilities; and the Fair Labor Standards Act of 1938 as amended, all of which are incorporated in this Agreement by reference.

D.     Hazard Communication: Seller shall provide its Material Safety Data Sheet ("MSDS") for the crude oil to Buyer. Buyer acknowledges the hazards and risks in handling and using crude oil. Buyer shall read the MSDS and advise its employees, its affiliates, and third parties, who may purchase or come into contact with such crude oil, about the hazards of crude oil, as well as the precautionary procedures for handling said crude oil, which are set forth in such MSDS and any supplementary MSDS or written warning(s) which Seller may provide to Buyer from time to time.

E.     Force Majeure: Except for any undisputed payment due hereunder, either party hereto shall be relieved from liability for failure to perform hereunder for the duration and to the extent such failure is occasioned by war, riots, insurrections, fire, explosions, sabotage, strikes, and other labor or industrial disturbances, acts of God or the elements, governmental laws, regulations, or requests, acts in furtherance of the International Energy Program, disruption, or breakdown of production or transportation facilities, delays of pipeline carrier in receiving and delivery crude oil tendered, or by any other cause, whether similar or not, reasonably beyond the control of such party. Any such failures to perform shall be remedied with all reasonable dispatch, but neither party shall be required to supply substitute quantities from other sources of supply. Failure to perform due to events of Force Majeure shall not extend the terms of this Agreement. Notwithstanding the above, and in the event that this Agreement is an associated purchase/sale, or exchange of crude oil, the parties shall have the rights and obligations described below in the circumstances described below

(1)     If, because of Force Majeure, the party declaring Force Majeure (the "Declaring Party") is unable to deliver part or all of the quantity of crude oil which the Declaring Party is obligated to deliver under this Agreement or associated contract, the other party (the "Exchange Partner") shall have the right, but not the obligation, to reduce its deliveries of crude oil under the same Agreement or associated contract by an amount not to exceed the number of barrels of crude oil that the Declaring Party fails to deliver.

(2)     If, because of Force Majeure, the Declaring Party is unable to take delivery of part or all of the quantity of crude oil to be delivered by the Exchange Partner under this Agreement or associated contract, the Exchange Partner shall have the right, but not the obligation, to reduce its receipts of crude oil under the same Agreement or associated contract by an amount not to exceed the number of barrels of crude oil that the Declaring Party fails to take delivery of.

In the case of any Force Majeure event, the Declaring Party shall promptly notify the Exchange Partner, first by telephone, to be confirmed in writing, giving reasonable details of the cause of the Force Majeure event and its estimated duration.

In no event under this provision shall either party suspend its obligations to make payments then due for products delivered under this Agreement.

F.     Payment: Unless otherwise specified in the Special Provisions of this Agreement, or disputed in good faith for any reason, Buyer agrees to make payment against Seller's invoice for the crude oil purchased hereunder to a bank and bank account designated by Seller in U.S. dollars by wire transfer in immediately available funds. Absent fraud or manifest error, delivery ticket(s) with net volume(s) will equate to Seller's invoice for lease crude transactions consummated under this Agreement. Unless otherwise specified in the Special Provisions of this Agreement, payment will be due on or before the 20th day of the month following the month of delivery. If payment due date is on a Saturday or New York bank holiday other than Monday, payment shall be due on the preceding New York banking day. If payment due date is on a Sunday or a Monday New York bank holiday, payment shall be due on the next succeeding New York banking day.

Payment shall be deemed to be made on the date good funds are credited to Seller's account at Seller's designated bank.

In the event that Buyer fails to make any payment when due, Seller shall have the right to charge interest on the amount of the overdue payment at a per annum rate which shall be two percentage points higher than the prime rate published in the "Money Rates" section of The Wall Street Journal (New York edition), on the date payment was due, but not to exceed the maximum rate permitted by applicable law.

G.     Financial Responsibility: Notwithstanding anything to the contrary in this Agreement, should Seller reasonably believe it necessary to assure payment, Seller may at any time require, by prior written notice to Buyer, advance cash payment or satisfactory security in the form of a Letter or Letters of Credit at Buyer's expense in a form and from a bank acceptable to Seller to cover any or all deliveries of crude oil. If Buyer does not provide the Letter of Credit on or before the date specified in Seller's notice under this section, Seller or Buyer may terminate this Agreement forthwith. However, if a letter of Credit is required under the Special Provisions of this Agreement and Buyer does not provide same, then only Seller may terminate this Agreement forthwith. In no event shall Seller be obligated to schedule or complete delivery of the crude oil under said Letter of Credit is found to be acceptable to Seller.

If a party to this Agreement (the "Defaulting Party") should (1) become the subject of bankruptcy or other insolvency proceedings, or proceedings for the appointment of a receiver, trustee, or similar official, (2) becomes generally unable to pay its debts as they become due, or (3) make a general assignment for the benefit of creditors, the other party to this Agreement may withhold shipments without notice.

H.     Liquidation:

(1)     Right to Liquidate. At any time after the occurrence of one or more of the events described in the second paragraph of Section G, Financial Responsibility, the other party to this Agreement (the "Liquidating Party") shall have the right, at its sole discretion, to liquidate this Agreement by terminating this Agreement. Upon termination, the parties shall have no further rights or obligations with respect to this Agreement, except for the payment of the amount(s) (the "Settlement Amount" or "Settlement Amounts") determined as provided in Paragraph (3) of this section.

(2)     Multiple Deliveries. If this Agreement provides for multiple deliveries of one or more types of crude oil in the same or different delivery months, or for the purchase or exchange of crude oil by the parties, all deliveries under this Agreement to the same party at the same delivery location during a particular delivery month shall be considered a single commodity transaction ("Commodity Transaction") for the purpose of determining the Settlement Amount(s). If the Liquidating Party elects to liquidate this Agreement, the Liquidating Party must terminate all Commodity Transactions under this Agreement.

(3)     Settlement Amount. With respect to each terminated Commodity Transaction, the Settlement Amount shall be equal to the contract quantity of crude oil, multiplied by the difference between the contract price per barrel specified in this Agreement (the "Contract Price") and the market price per barrel of crude oil on the date the Liquidating Party terminates this Agreement (the "Market Price"). If the Market Price exceeds the Contract Price in a Commodity Transaction, the selling party shall promptly pay the Settlement Amount to the buying party. If the Market Price is less than the Contract Price in a Commodity Transaction, the buying party shall promptly pay the Settlement Amount to the selling party. If the Market Price is equal to the Contract Price in a Commodity Transaction, no Settlement Amount shall be due. Notwithstanding the foregoing, neither party shall be liable to the other party for any incidental, indirect, special, exemplary, punitive, or consequential damages, including loss of profits or goodwill.

(4)     Termination Date. For the purpose of determining the Settlement Amount, the date on which the Liquidating Party terminates this Agreement shall be deemed to be (a) the date on which the Liquidating Party sends written notice of termination to the Defaulting Party, if such notice of termination is sent by facsimile transmission, or (b) the date on which the Defaulting Party receives written notice of termination from the Liquidating Party, if such notice of termination is given by United States mail or a private mail delivery service.

(5)     Market Price. Unless otherwise provided in this Agreement, the Market Price of crude oil sold of exchanged under this Agreement shall be the price for crude oil for the delivery month specified in this Agreement and at the delivery location that corresponds to the delivery location specified in this Agreement, as reported in Platt's Crude Oil Market Wire ("Platt's"), or successor publication, for the date on which the Liquidating Party terminates this Agreement. If Platt's reports a range of prices for crude oil on that date, the Market Price shall be the arithmetic average of the high and low prices for that type of crude oil as reported by Platt's. If Platt's does not report prices for the crude oil being sold under this Agreement, the Liquidating Party shall determine the Market Price of such crude oil in a commercially reasonable manner, unless otherwise provided in this Agreement.

(6)     Payment of Settlement Amount. Any Settlement Amount due upon termination of the Agreement shall be paid in immediately available funds within two (2) business days after the Liquidating Party terminates this Agreement. However, if the Agreement provides for more than one Commodity Transaction, or if Settlement Amounts are due under other agreements terminated by the Liquidating Party, the Settlement Amounts due to each party for such Commodity Transactions and/or agreements shall be aggregated. The party owing the net amount after such aggregation shall pay such net amount to the other party in immediately available funds within two (2) business days after the date on which the Liquidating Party terminates this Agreement.

(7)     Miscellaneous. This section shall not limit the rights and remedies available to the Liquidating Party by applicable Jaw or under other provisions of this Agreement. The parties hereby acknowledge that this Agreement constitutes a forward contract for purposes of Section 556 of the U.S. Bankruptcy Code.

I.     Equal Daily Deliveries: For pricing purposes only, unless otherwise specified in the Special Provisions, all crude oil delivered hereunder during any calendar month shall be considered to have been delivered in equal daily quantities during such month. Any price provisions based upon Seller's or some other party's "posted" price shall mean such party's "posted" price in effect on the date or dates of delivery, or the average of such party's "posted" price during the month of delivery, depending upon the pricing set forth in the Special Provisions.

J.     Exchange Balancing: If volumes are exchanged, each party shall be responsible for maintaining the exchange in balance on a month-to-month basis, as near as pipeline or other transportation conditions will permit. In all events upon termination of this Agreement and after all monetary obligations under this Agreement have been satisfied, any volume imbalance existing at the conclusion of this Agreement of less than 1,000 barrels will be declared in balance. Any volume imbalance of 1,000 barrels or more, limited to the total contract volume, will be settled by the under-delivering party making delivery of the total volume imbalance in accordance with the delivery provisions of this Agreement applicable to the under-delivering party, unless mutually agreed in writing to the contrary. The request to schedule all volume imbalances must be confirmed in writing by one party or both parties. Volume imbalances confirmed by the 20th of the month shall be delivered during the calendar month after the volume imbalance is confirmed. Volume imbalances confirmed after the 20th of the month shall be delivered during the second calendar month after the volume imbalance is confirmed.

K.     Delivery, Title and Risk of Loss: Delivery, title, and risk of loss of the crude oil delivered hereunder shall pass from Seller to Buyer as follows:

For lease delivery locations, delivery of the crude oil to the Buyer shall be effected as the crude oil passes the last permanent delivery flange and/or meter connecting the Seller's lease/unit storage tanks or processing facilities to the buyer's carrier or Buyer's designated carrier/representative. Title to and risk of loss of the crude oil shall pass from Seller to Buyer at the point of delivery.

For delivery locations other than lease delivery locations, delivery of the crude oil to the buyer shall be affected as the crude oil passes the last permanent delivery flange and/or meter connecting the delivery facility designated by the Seller to the Buyer's designated carrier. If delivery is by in-line transfer, delivery of the crude oil to the Buyer shall be effected at the particular pipeline facility designated in this Agreement. Title to and risk of loss of the crude oil shall pass from the Seller to the Buyer upon delivery.

L.     Term. Unless otherwise specified in the special Provisions, each delivery month begins at 7:00am. On the first day of the calendar month and end at 7:00am. on the first day of the following calendar month.

M.     Government Law. This Agreement and any disputes arising hereunder shall be governed by the laws of the State of Texas, notwithstanding its applicable choice of laws provisions.

N.     Necessary Documents: Upon request, Seller agrees to furnish, at Buyer's expense, all substantiating documents incidental to the transaction, including a Delivery Ticket for each volume delivered and/or an invoice for any month in which the sums are due.

O.     Waiver. No waiver by either party regarding the performance of the other party under any of the provisions of this Agreement shall be construed as a waiver of any subsequent performance under the same or any other provisions.

P.     Offset. In addition to any other right or remedies either party may have under this Agreement, a party may at any time and from time to time offset any payment or delivery due to it from the other party hereunder against any delivery or payment or payments due to the other party from it under this same Agreement. Any said offset may be made without resort to judicial process or proceedings and in accordance with generally accepted accounting procedures, consistently applied, which are recognized in the United Stat3es and in effect at the time of such offset. The exercise by such party of any right under this paragraph shall be without prejudice to any claim or right which such party may have damages, or any other right under this Agreement or applicable law.

Q.     Assignment. Neither party shall assign this Agreement nor any of its rights, duties, or obligations hereunder without the prior written consent of the other party unless such assignment is made to a person or legal entity controlling, controlled by, or under common control of assignor, in which event assignor shall remain responsible for nonperformance.

R.     Entirety of Agreement. The Special Provisions and these General Provisions contain the entire agreement of the parties; there are no other promises, representations, or warranties which apply to any crude transaction entered into under this Agreement. Any modification of this Agreement shall be by written instrument that has been signed by an authorized representative of each party. Any conflict between the terms and conditions within the Special Provisions and the terms set forth in these General Provisions shall be resolved in favor of the Special Provisions. The section headings are for convenience only and shall not limit or change the subject matter of this Agreement.

S.     Recording of Conversations: Each party (i) consents to the recording of telephone conversations between the trading, marketing, and other relevant personnel of the parties in connection with this Agreement or any potential Transaction, (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recordings to, its relevant personnel and (iii) agrees, to the extent permitted by applicable law, that complete and unaltered recordings maybe submitted in evidence in any Proceedings.

T.     Right to Audit: (a) Each Party shall accord the other the right to inspect the other party's terminal and transportation facilities, during regular business hours and at the expense of the Party conducting the inspection, for the sole purpose of verifying compliance with this Agreement and risk of loss. (b) Each Party and its authorized representative shall have the access to the books and records of the other Party which relate solely to performance of this Agreement. Each Party shall have the right to audit those records at any reasonable time, but not more than (2) times per year, during the term of this Agreement and for two (2) years thereafter. The audited Party shall reasonably cooperate with the auditing Party to accomplish the audit as expeditiously as possible. (c) Either Party may retain outside auditors or inspectors whose costs and fees shall be borne by the Party employing the outside auditor or inspector. Each party agrees, and shall cause any independent auditors, consultants, employees, agents, representatives, or inspectors who participate in any such audit (or portion thereof) as provided for under this paragraph "T", to that results of the audit (in any form or format) be kept confidential, unless and until disclosure is mandated by applicable law, rule, regulation. Either Party may witness any inspection at its own expense and risk of loss.

U.     Definitions: When used in this Agreement, the terms listed below have the following meanings:

"API" means the American Petroleum Institute.

"ASME" means the American Society of American Engineers.

"ASTM" means the American Society for Testing Materials.

"Barrel" means 42 U.S. gallons of231 cubic inches per gallon corrected to 60 degrees Fahrenheit.

"Carrier" means a pipeline, barge, truck, or other suitable transporter of crude oil.

"Crude Oil" means crude oil or condensate, as appropriate.

"Day," "month," and "year" mean, respectively, calendar day, calendar month, and calendar year, unless otherwise specified.

"Delivery Ticket" means a shipping/loading document or documents stating the type and quality of crude oil delivered, the volume delivered and method of measurement, the corrected specific gravity, temperature, and S& W content.

"Invoice" means a statement setting forth at least the following information: The date(s) of delivery under the transaction; the location(s) of delivery; the volume(s); price(s); the specific gravity and gravity adjustments to the price(s) (where applicable); and the term(s) of payment.

"S&W" means basic sediment and water.